Exhibit 99.1

       SOMANETICS REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER OF 2006

    Financial Highlights

    *   Net revenues climbed 43 percent to $5.8 million.
    *   Net income before income taxes increased 75 percent to $1.5 million.
    *   Net income increased to $988,287, or $0.08 per diluted share.
    *   Gross margins increased to 88 percent.
    * Somanetics completed a public equity offering, raising net proceeds of approximately $51.4 million.

    TROY, Mich., March 15 /PRNewswire-FirstCall/ -- Somanetics Corporation (Nasdaq: SMTS) reported net revenues of $5.8 million for the first quarter ended February 28, 2006, a 43 percent increase from $4.0 million in the same period of 2005.

    U.S. net revenues increased 44 percent to $4.8 million from $3.4 million in the same period last year. International net revenues increased 37 percent to $918,084 from $668,067.

    First quarter net income before income taxes was $1.5 million, a 75 percent increase from $854,433 in the first quarter of 2005. While Somanetics did not pay income taxes in the first quarter, taxes were recorded at an estimated effective tax rate of 34 percent. Net income increased to $988,287, or $0.08 per diluted share, from $563,926, or $0.05 per diluted share in the first quarter of 2005.

    Gross margins increased to 88 percent in the first quarter from 86 percent in the 2005 first quarter. As of February 28, 2006, Somanetics' cash balance was $14.4 million, which does not include the proceeds from Somanetics' recent public equity offering.

    Completion of Public Equity Offering

    On March 6, 2006, Somanetics' completed the sale of 2,300,000 of its newly-issued common shares, at a public offering price of $24.00 per share. The net proceeds, after deducting the underwriting discount and the estimated expense of the offering, were approximately $51.4 million. Citigroup Global Markets Inc. was the sole bookrunning manager of the offering. Cowen & Co., LLC was co-lead manager and SunTrust Robinson Humphrey was a co-manager of the offering.

    "Our financial results for the first quarter were in line with our expectations, including strong sequential growth in SomaSensor units and seasonally lower hardware revenues," said Bruce J. Barrett, Somanetics' president and chief executive officer. "The completion of our public offering gives us the additional financial strength and flexibility to aggressively pursue our business goals. We also continued to make progress in our research and development and clinical research programs, which are aimed at expanding applications for our INVOS technology."

    Initiation of Clinical Trial Involving Diabetic Patients Undergoing Major Surgeries

    In the first quarter, researchers began enrollment in a prospective, randomized, blinded clinical trial sponsored by Somanetics involving diabetic patients over age 50 undergoing major general surgery. The study consists of patients whose surgeries are managed based on information provided by the INVOS System and those whose surgeries are not managed based on information from the INVOS System, comparing them across measures of patient outcomes and hospital costs. The initial phase of this trial is being conducted at Duke University Medical Center and the neighboring Veteran's Administration Hospital and will determine the number of patients needed in the study to expect statistically significant results. If the results of the full trial are positive, Somanetics intends to target more actively the sale of the INVOS System for use in diabetic patients undergoing major general surgeries, consistent with FDA requirements. Somanetics expects to begin this marketing in 2008.

    Technology Advances

    Adding to the INVOS System's capability to monitor changes in regional cerebral blood oxygen saturation, in November 2005, Somanetics received FDA 510(k) clearance to market the INVOS System to monitor changes in blood oxygen saturation in somatic, or skeletal muscle, tissue in patients with or at risk for restricted blood flow.

    In the second quarter, Somanetics expects to begin shipping its next generation INVOS System monitor that can display information from up to four SomaSensors, allowing for simultaneous monitoring of changes in blood oxygen saturation in the brain and, in patients with or at risk for restricted blood flow, the somatic tissue in other regions of the body. Somanetics expects that the INVOS System will be used to monitor simultaneously the brain and somatic tissue initially for patients in the pediatric and neonatal intensive care unit, and believes there are other applications for this combined technology and for somatic monitoring alone.

    Somanetics also is developing a smaller sensor for use on smaller patients found in the pediatric ICU, as well as to support plans to launch the product into the neonatal ICU in late 2006.

    Sales and Marketing Initiatives

    Medical meetings and scientific conferences play an important role in promoting Somanetics' INVOS System. To support sales and marketing initiatives focused on pediatric applications, in February, Somanetics participated in the Children's Hospital of Philadelphia Cardiology 2006 program on pediatric cardiovascular disease.

    Clinicians from various parts of the United States made presentations about the INVOS System and shared their data and experiences with the technology in a panel discussion entitled "Monitoring the Brain Before, During and After Cardiac Surgery." During the quarter, Somanetics also participated in the Society for Thoracic Surgery annual meeting and in regional surgery and anesthesiology conferences.

    Somanetics will participate in the American Association for Thoracic Surgery annual meeting in Philadelphia and the Society of Cardiovascular
Anesthesiologists meeting in San Diego next month, and plans to participate in a variety of regional medical conferences.

    As part of its sales initiatives, in 2006, Somanetics plans to increase its investment in its distribution network by further increasing the size of the U.S. direct sales team to approximately 50 persons. Somanetics also is evaluating placing personnel in Europe to support its European distributor, Tyco Healthcare.

    Business Outlook

    "This year we plan to continue to innovate to advance our technology and make investments to increase our sales and marketing efforts," Barrett said. "Based on current business trends, we expect to achieve our previously announced fiscal 2006 guidance of net revenues up approximately 50 percent over 2005, diluted earnings per share in the range of $0.40 to $0.42 before any recognition of additional deferred tax assets, and gross margins of approximately 88 percent."

    About Somanetics

    Somanetics Corporation (Nasdaq: SMTS) develops, manufactures and markets the INVOS(R) System, a non-invasive patient monitoring system that continuously measures changes in the blood oxygen levels in the brain. Surgeons, anesthesiologists and other medical professionals can use the information provided by the INVOS System, in conjunction with other available information, to identify brain oxygen imbalances and take necessary corrective action, potentially improving patient outcomes and reducing the costs of care. In November 2005, Somanetics received 510(k) clearance to market the INVOS System to monitor changes in blood oxygen saturation elsewhere in the body in somatic, or skeletal muscle, tissue in patients with or at risk for restricted blood flow. Somanetics supports its customers through a direct U.S. sales force and clinical education team. Globally, Edwards Lifesciences represents INVOS System products in Japan, and Tyco Healthcare markets INVOS System products in Europe, Canada, the Middle East and Africa. For more information visit http://www.somanetics.com .

    Somanetics to Host Conference Call

    Somanetics will web cast its 2006 first quarter conference call at 11:00 a.m. (ET) today. To join the web cast, visit the Investor Center section of Somanetics' website at http://www.somanetics.com and click on the "2006 First Quarter Conference Call" link. The call also will be archived on the website.

    Safe-Harbor Statement

    Except for historical information contained herein, the matters discussed in this news release, including financial guidance for fiscal year 2006, expected U.S. and international revenue growth and anticipated investments are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Actual results may differ significantly from results discussed in the forward-looking statements. Actual results may be affected by, among other things, economic conditions in general and in the healthcare market, the demand for and market acceptance of our products in existing market segments and in new market segments we plan to pursue, our current dependence on the Cerebral Oximeter and SomaSensor, our dependence on distributors and independent sales representative firms for a substantial portion of our sales, our dependence on single-source suppliers, potential competition, the effective management of our growth, our ability to attract and retain key personnel, the potential for products liability claims, government regulation of our business, changes in our deferred tax assets, future stock option expenses, the challenges associated with developing new products and obtaining and maintaining regulatory approvals if necessary, research and development activities, the lengthy sales cycle for our products, changes in our actual or estimated future taxable income, changes in accounting rules, enforceability and the costs of enforcement of our patents, potential infringements of others' patents and the other factors set forth from time to time in Somanetics' Securities and Exchange Commission filings, including Somanetics' 2005 Annual Report on Form 10-K filed on January 31, 2006.

                             SOMANETICS CORPORATION
                                 BALANCE SHEETS

                                                February 28,      November 30,
                                                    2006              2005
                                               --------------    --------------
                                                 (Unaudited)        (Audited)
ASSETS
CURRENT ASSETS:
    Cash and cash equivalents                  $   14,395,224    $   13,148,237
    Accounts receivable                             2,968,919         3,531,740
    Inventory                                       1,184,044         1,058,101
    Prepaid expenses                                  314,427           623,303
    Deferred tax asset - current                    1,675,011         1,561,322
        Total current assets                       20,537,625        19,922,703
PROPERTY AND EQUIPMENT (at cost):
    Demonstration and no capital cost
     sales equipment at customers                   2,040,906         1,916,655
    Machinery and equipment                         1,118,118           768,992
    Furniture and fixtures                            295,906           289,397
    Leasehold improvements                            192,615           187,135
        Total                                       3,647,545         3,162,179
    Less accumulated depreciation and
     amortization                                  (1,944,237)       (1,836,438)
        Net property and equipment                  1,703,308         1,325,741
OTHER ASSETS:
    Deferred tax asset - non-current                7,815,871         8,438,678
    Other                                             244,412            15,000
    Intangible assets, net                             15,193            16,921
        Total other assets                          8,075,476         8,470,599
TOTAL ASSETS                                   $   30,316,409    $   29,719,043

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
    Accounts payable                           $      955,795    $      712,796
    Accrued liabilities                               531,673         1,165,594
        Total current liabilities                   1,487,468         1,878,390
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
    Preferred shares; authorized,
     1,000,000 shares of $.01 par value;
     no shares issued or outstanding                       -                 -
    Common shares; authorized, 20,000,000
     shares of $.01 par value; issued and
     outstanding, 10,715,885 shares at
     February 28, 2006, and 10,715,885
     shares at November 30, 2005                      107,159           107,159
    Additional paid-in capital                     64,864,554        64,864,554
    Accumulated deficit                           (36,142,772)      (37,131,060)
        Total shareholders' equity                 28,828,941        27,840,653
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY     $   30,316,409    $   29,719,043

                             SOMANETICS CORPORATION
                            STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                      For the Three-Month
                                                         Periods Ended
                                               --------------------------------
                                                February 28,      February 28,
                                                    2006              2005
                                               --------------    --------------
NET REVENUES                                   $    5,753,715    $    4,032,617
COST OF SALES                                         710,499           550,149
    Gross Margin                                    5,043,216         3,482,468

OPERATING EXPENSES:
    Research, development and engineering             178,066            95,802
    Selling, general and administrative             3,507,881         2,576,136
        Total operating expenses                    3,685,947         2,671,938

OPERATING INCOME                                    1,357,269           810,530

OTHER INCOME:
    Interest income                                   140,136            43,903
        Total other income                            140,136            43,903
NET INCOME BEFORE INCOME TAXES                      1,497,405           854,433

INCOME TAX PROVISION                                 (509,118)         (290,507)

NET INCOME                                     $      988,287    $      563,926

NET INCOME PER COMMON SHARE - BASIC            $          .09    $          .06
NET INCOME PER COMMON SHARE - DILUTED          $          .08    $          .05

WEIGHTED AVERAGE SHARES OUTSTANDING -
 BASIC                                             10,715,885        10,140,015

WEIGHTED AVERAGE SHARES OUTSTANDING -
 DILUTED                                           12,323,704        11,840,093

SOURCE  Somanetics Corporation
    -0-                             03/15/2006
    /CONTACT: Mary Ann Victor, Vice President and Chief Administrative Officer of Somanetics Corporation, +1-248-689-3050, Extension 204,
Fax: +1-248-689-4272/
    /Web site:  http://www.somanetics.com /
    (SMTS)